Exhibit 4.1

Incorporated Under the laws
of the state of Delaware
NUMBER
SHARES
Par Value $.001
Abacus Innovations Corporation
This Certifies that is the owner of fully paid and non-assessable Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.
In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.
Dated
President/Vice President
Secretary/Assistant Secretary